Exhibit 99.1

Ginkgo Bioworks Announces Appointment of Steven P. Coen as Chief Accounting Officer

Mr. Coen brings over 30 years of public accounting and corporate finance leadership experience, most recently as Corporate Vice President and Corporate Controller at Charles River Laboratories

Marie Fallon to step down as CAO effective May 15, 2023

BOSTON, MA -- May 5, 2023 -- Ginkgo Bioworks Holdings, Inc. (NYSE: DNA, “Ginkgo” or the “Company”), which is building the leading platform for cell programming and biosecurity, today announced the appointment of Steven P. Coen, CPA, a seasoned finance executive with more than 30 years of public accounting and corporate finance leadership experience, as Chief Accounting Officer (“CAO”), effective May 15, 2023. Most recently, Mr. Coen was the Corporate Vice President and Corporate Controller for Charles River Laboratories, a publicly held global contract research organization for pharmaceutical and biotechnology companies, governmental agencies and leading academic institutions, with approximately 20,000 employees across 150 locations in over 20 countries and annual revenues of approximately $4.0 billion. Prior to that, Mr. Coen served in accounting and finance leadership roles in the technology and medical device industries after spending more than 17 years in the audit practice at Deloitte & Touche LLP.

Marie E. Fallon, Ginkgo’s current CAO, will step down from her role effective May 15, 2023. Ms. Fallon was instrumental in preparing Ginkgo to go public and led Ginkgo through its first two annual reporting cycles. Ms. Fallon’s resignation was a personal decision to pursue other opportunities and is not the result of any disagreement with the Company. Ms. Fallon will remain with the Company through June 2, 2023 to support a smooth transition of responsibilities and will then serve as a consultant to Ginkgo for an interim period.

“Steve is a seasoned finance executive who has successfully managed accounting functions for large, multinational organizations. We are fortunate to welcome someone with his skillset to Ginkgo to help us reach the next level of scale,” said Ginkgo CFO Mark Dmytruk. “We also want to express our sincere appreciation to Marie for her dedication and leadership through Ginkgo’s maturation as a public company. We wish her well as she embarks on her next chapter.”

“Ginkgo’s track record of scientific innovation is extraordinary, and I’m excited to help build on the strong foundation that Marie has established to give Ginkgo the tools it needs to scale its platform business model,” said Mr. Coen. “It’s clear we’re at an inflection point in the life sciences industry, and I look forward to working with the entire Ginkgo team to help make biology easier to engineer.”

“It has been a true honor to work with Ginkgo’s talented and dynamic leadership team and to be part of its mission. I’m proud of what we’ve built and am confident that Ginkgo is well positioned for the coming years,” said Ms. Fallon.

About Ginkgo Bioworks

Ginkgo Bioworks is the leading horizontal platform for cell programming, providing flexible, end-to-end services that solve challenges for organizations across diverse markets, from food and agriculture to pharmaceuticals to industrial and specialty chemicals. Ginkgo's biosecurity and public health unit, Concentric by Ginkgo, is building global infrastructure for biosecurity to empower governments, communities, and public health leaders to prevent, detect and respond to a wide variety of biological threats. For more information, visit ginkgobioworks.com and concentricbyginkgo.com, read our blog, or follow us on social media channels such as Twitter (@Ginkgo and @ConcentricByGBW), Instagram (@GinkgoBioworks and @ConcentricByGinkgo), or LinkedIn.

Ginkgo Bioworks Contacts:

INVESTOR CONTACT:

investors@ginkgobioworks.com

MEDIA CONTACT:

press@ginkgobioworks.com